Exhibit 10.7.8


      Summary Description of October 26, 2005 Compensation Committee Action
                    Setting 2006 Executive Base Salary Levels

     On October 26, 2005, the Compensation Committee of the Board of Directors of CBL & Associates Properties, Inc. (the "Company") approved 2006 Base Salary levels for the Company's officers and members of senior management, including setting the following 2006 Base Salary levels for those individuals who qualify as "named executive officers" of the Company (pursuant to Item 402(a)(3) of Securities and Exchange Commission Regulation S-K):

         Name:                             Title:               2006 Base Salary

Charles B. Lebovitz       Chairman of the Board and                 $558,802
                          Chief Executive Officer

John N. Foy               Vice Chairman of the Board, Chief         $486,320
                          Financial Officer and Treasurer

Stephen D. Lebovitz       Director, President and Secretary         $475,000

Eric P. Snyder            Senior Vice President and                 $446,000
                          Director of Corporate Leasing

Augustus N. Stephas       Senior Vice President - Accounting        $456,600
                          and Controller

In the case of Charles B. Lebovitz, John N. Foy and Stephen D. Lebovitz, these adjusted base salaries were approved to take effect as of January 1, 2006. In the case of Mr. Stephas, the effective date is February 28, 2006, and in the case of Mr. Snyder, the effective date is September 15, 2006.

Each of Charles B. Lebovitz, John N. Foy and Stephen D. Lebovit are parties to deferred compensation agreements issued under the Company's Amended and Restated Stock Incentive Plan, as amended, pursuant to which the amounts representing annual increases over their base salaries since 1995 are paid in quarterly installments in the form of the Company's Common Stock rather than cash.